ARTICLES OF AMENDMENT
                                       TO
                            ARTICLES OF INCORPORATION
                                       OF

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                          CHAMPIONLYTE HOLDINGS, INC.

Pursuant to the provision of section 607.1006, Florida Statutes, this Florida profit corporation adopts the following articles of amendment to the articles of incorporation:

FIRST: Amendment adopted (indicate articles number being amended, added or deleted)

         ARTICLE IV, CAPITAL STOCK IS AMENDED TO READ AS FOLLOWS:

         This Corporation is authorized to issue 202,000,000 shares of capital stock of which 200,000,000 shall be designated as "Common Stock", each shares of which shall have the par value of $0.001 and 2,000,000 which shall be designated as "Preferred Stock", each share of which shall have the par value $1.00, except for 8,500 which shall have a par value of $.01.

         The Corpororation hereby establishes and designates two classes of its Preferred Stock as follows: (i) 500,000 shares of its preferred stock, $1.00 par value, designated as "blank check" Series III Preferred Stock (the A Series III Preferred Stock); (ii) 250,000 shares of its preferred stock, par value $1.00, designated as Series IV Preferred Stock (the "Series IV Preferred Stock"). The rights, preferences, and privileges of the Series III Preferred Stock and Series IV Preferred Stock relative to those of the common stock, par value $0.001 per share, of the Corporation (the Common Stock) are set forth in this Amendment. The remaining Preferred Stock may be issued, from time to time, in Series with varying face amounts and may or may not be convertible into shares of Common Stock.

         Blank Check Series III Preferred Stock

         The Corporation is authorized to issue 500,000 shares of preferred stock, par value $1.00. The following is a statement of the
         designations,   and  powers,   of  preferences  and  rights,   and  the
         qualifications, limitations or restrictions with respect to the Preferred Stock of the Corporation: The shares of Preferred Stock may be issued in one or more series, and each series shall be so designated as to distinguish the shares thereof from the shares of all other series. Authority is hereby expressly granted to the Board of Directors of the Corporation to fix, subject to the provisions herein set forth, before the issuance of any shares of a particular series. The number, designation, and relative rights, preferences and limitations of the shares of such series including (1) voting rights, if any, which may include the right to vote together as a single class with the Common Stock and any other series of the Preferred Stock with the number of votes per share accorded to shares of such series being the same as or different from that accorded to such other shares, (2) the dividend rate per annum, if any, and the terms and conditions

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         pertaining to dividends and whether such dividends shall be cumulative,
         (3) the amount or amounts payable upon such voluntary or involuntary liquidation, (4) the redemption price or prices, if any, and the terms and conditions of the redemption, (5) sinking fund provisions, if any for the redemption or purchase of such shares, (6) the terms and conditions on which such shares are convertible, in the event the shares are to have conversion rights, and (7) any other rights, preferences and limitations pertaining to such series which may be fixed by the Corporation's Board of Directors pursuant to the Florida Business Corporation Act.

         Series IV Preferred Stock

         The Corporation is authorized to issue up to 100,000 shares of preferred stock at $1.00 par value. Such shares are based on a convertible promissory note entered into between the Corporation and Triple Crown Consulting, Inc. The promissory note is convertible at the option of Triple Crown Consulting based on the following conversion formula: the conversion price per share shall be equal to the lesser of
         (i) the average of the lowest of three trading day trading prices during the five trading days immediately prior to the conversion date multiplied by .70, or (ii) the average of the lowest of the three day trading prices during the five trading days immediately prior to the funding date. Each outstanding share of Series IV Preferred Stock is convertible into shares of common stock.

         Stated Value shall mean $0.75 (except as set forth below, subject to appropriate adjustment to reflect stock splits, stock dividends, stock combinations, recapitalizations, and like occurrences and dividends and other distributions on such stock payable in shares of Series A Preferred Stock or Common Stock).

         Voting Rights.

         General. In addition to the other rights provided in this Amendment, by agreement or by law, the holders of the Series IV Preferred Stock and the holders of the Common Stock shall vote together as a single class on all actions to be taken by the shareholders of the Corporation. At all meetings of the shareholders of the Corporation and in the case of any actions of shareholders in lieu of a meeting, each holder of the Series IV Preferred Stock shall have twenty times that number of votes on all matters submitted to the shareholders that is equal to the number of shares of Common Stock (rounded to the nearest whole number) into which such holder's shares of Series IV Preferred Stock are then convertible, as set forth below, at the record date for the determination of the shareholders entitled to vote on such matters or, if no such record date is established, at the date such vote is taken or any written consent of such shareholders is effected. This provision for determination of the number of votes to which each holder of the Series IV Preferred Stock is entitled shall also apply in cases in which the holders of the Series IV Preferred Stock have the right to vote together as a separate class. The holders of a majority of the shares of Common Stock and the shares of Series A Preferred Stock, voting together on an as-if converted basis, shall appoint six (6) members of the Board

         Vacancies. A vacancy in any directorship (i) elected by the holders of the Series A Preferred Stock shall be filled only by vote of the

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         holders of the Series A  Preferred  Stock as provided  above,  and (ii)
         elected by the holders of the Series A Preferred Stock and Common Stock voting together as a single class shall be filled only by the holders of the Series A Preferred Stock and Common Stock voting together as a single class.increase or decrease the authorized number of shares of Series A Preferred Stock; or sell, lease, license (on an exclusive basis) or otherwise dispose of all or substantially all of the assets of the Corporation or of any subsidiary of the Corporation, nor shall the Corporation or any subsidiary of the Corporation consolidate or merge with any other corporation or entity, or permit any other corporation or entity to consolidate or merge into the Corporation or any subsidiary of the Corporation, or enter into a plan of exchange with any other corporation or entity, or otherwise acquire any other corporation or entity, or otherwise take any action constituting or
         resulting  in  a   liquidation,   dissolution  or  winding  up  of  the
         Corporation.

         Dividends.

         Dividend Preference. The holders of each share of the Series IV Preferred Stock then outstanding shall be entitled to receive noncumulative cash dividends, at the annual dividend rate, out of any funds and assets of the Corporation legally available therefor, prior and in preference to any declaration or payment of any dividend payable on the Common Stock. Such noncumulative dividends shall be payable only if, as, and when declared by the Board; provided, however, that such noncumulative dividends, only if declared, will be automatically payable, upon any liquidation event described below.

         Other Dividends. The Corporation shall not declare, pay, or set apart for payment any dividend or other distribution with respect to any shares of capital stock of the Corporation for any period, whether before or after the effective date of this Amendment, unless and until
         (i) declared by the Board and (ii) approved by the holders of the Series A Preferred Stock. The holders of each share of Series A Preferred Stock shall also be entitled to receive a pro-rata portion, on an as-if converted basis, of any dividends payable on Common Stock. Dividends on shares of capital stock of the Corporation shall be payable, whether payable in cash or other property, only out of funds legally available therefor.

         Non-Cash Dividends. Whenever a dividend provided for in this Section shall be payable in property other than cash, the value of such dividend shall be deemed to be the fair market value of such property as determined in good faith by the Board.

         Liquidation Rights.

         Preference of Series IV Preferred Stock. In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of the Series IV Preferred Stock then outstanding shall be entitled to receive out of the assets of the Corporation available for distribution to its shareholders, whether such assets are capital, surplus, or earnings, before any payment, declaration, or setting apart for payment of any amount shall be made in respect of the Common Stock, an amount equal to the liquidation price per share of the Series IV Preferred Stock with respect to such

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         liquidation,  dissolution  or  winding  up. If,  upon any  liquidation, dissolution, or winding up of the Corporation, whether voluntary or involuntary, the assets to be distributed to the holders of the Series IV Preferred Stock shall be insufficient to permit the payment to such shareholders of the full liquidation price, then all of the assets of the Corporation shall be distributed solely and ratably to the holders of the Series IV Preferred Stock.

         Remaining Assets. If the assets of the Corporation available for distribution to the Corporation's shareholders exceed the aggregate amount payable to the holders of the Series IV Preferred Stock then after the payments required hereunder shall have been made the Corporation's remaining assets shall be distributed pro rata, on a per share basis, among the holders of the Common Stock and the holders of the Series IV Preferred Stock on an as-if converted basis.

         Reorganization; Sale of Assets. The following transactions shall each be deemed to be a liquidation, dissolution or winding up of the Corporation within the meaning of the provisions of this Section, and all of the provisions of this Section shall apply to any such transaction(s): (i) the merger, acquisition, or consolidation of the Corporation into or with any other entity or entities in which the Corporation is not the surviving entity or which results in the exchange of outstanding shares of capital stock of the Corporation for securities or other consideration issued or paid or caused to be issued or paid by any such entity or Affiliate thereof pursuant to which the shareholders of the Corporation immediately prior to the transaction do not own a majority of the outstanding shares of capital stock of the surviving corporation immediately after the transaction, (ii) the effectuation by the Corporation of a transaction or series of related transactions in which 50% or more of the voting power of the Corporation is disposed of, and (iii) any sale, lease, license (on an exclusive basis) or transfer by the Corporation of all or substantially all its assets. In connection therewith, the consideration to be received by shareholders of the Corporation shall be apportioned as though first received by the Corporation and then distributed in liquidation thereof.

         Notice. Written notice of such liquidation, dissolution or winding up, stating a payment date and the place where said payments shall be made, shall be given by mail, postage prepaid, or by telephone facsimile to non-U.S. residents, not less than twenty (20) days prior to the payment date stated therein, to the holders of record of Series IV Preferred Stock, such notice to be addressed to each such holder at its address as shown by the records of the Corporation.

         Determination of Consideration. To the extent any distribution is made pursuant to the Liquidation of the Company consists of property other than cash, the value thereof shall be the fair value at the time of such distributions as determined in good faith by the Board.

         Conversion Prior to Liquidating Distributions. Any holder of Series IV Preferred Stock may, at its option, convert all or a portion of its shares into Common Stock upon a liquidation, dissolution or winding up of the Corporation and thereby receive distributions with the holders of the Common Stock in lieu of receiving distributions as a holder of the Series IV Preferred Stock.

         Adjustment for Certain Dividends and Distributions. If the Corporation, at any time or from time to time, makes or issues or fixes a record date for the determination of holders of shares of the Series A Preferred Stock entitled to receive a dividend or other distribution payable in additional shares of such Series A Preferred Stock, then and in each such event the Redemption Price for the Series A Preferred Stock then in effect shall be decreased as of the time of such issuances or, in the event such record date is fixed, as of the close of business on such record date, by multiplying the Redemption Price for the Series A Preferred Stock then in effect by a fraction (a) the numerator of which is the total number of shares of Series A Preferred Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and (b) the denominator of which shall be the total number of shares of the Series A Preferred Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Series A Preferred Stock issuable in payment of such dividend or distribution; provided, however, that if such record date is fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Redemption Price for the Series A Preferred Stock shall be recomputed accordingly as of the close of business on such record date and thereafter the Redemption Price for the Series A Preferred Stock shall be adjusted pursuant to this Section as of the time of actual payment of such dividends or distributions.

         Mandatory Conversion. The Corporation shall deliver to holders of Series A Preferred Stock, within 105 days after the end of the fiscal year ending on December 31, 2006, evidence of the Corporation's EBITDA (as defined herein) for such fiscal year. In the event that such EBITDA is less than $5,000,000, then the Corporation shall be obligated to offer to redeem all outstanding shares of the Series A Preferred Stock under and as set forth in this Section, except that the firstscheduledredemptiondate for such redemption shall be deemed to be the day that is 120 days after the end of such fiscal year and not the fifth anniversary of the Closing Date. The term EBITDA for purposes of this Section shall mean the sum of the Corporation's (a) net income (or net loss), (b) interest expense, whether paid or accrued, on all debt of the Corporation, (c) income tax expense, (d) depreciation expense,
         (e) amortization expense, and (f) extraordinary or unusual losses deducted in calculating net income less extraordinary or unusual gains added in calculating net income, in each case determined on a consolidated basis for the Corporation and its Subsidiaries for the fiscal year ending December 31, 2006.

         Certain Adjustments to Conversion Price for Stock Splits, Dividends, Mergers, Reorganizations, Etc.

         Adjustment for Stock Splits, Stock Dividends and Combinations of Common Stock. In the event the outstanding shares of Common Stock shall, after the filing of this Amendment, be subdivided (split), or combined (reverse split), by reclassification or otherwise, or in the event of any dividend or other distribution payable on the Common Stock in shares of Common Stock, the Series A Conversion Price in effect immediately prior to such subdivision, combination, dividend or other distribution shall be adjusted so that the registered holder of any share of Series A Preferred Stock thereafter surrendered for conversion shall be entitled to receive the number and kind of shares of Common Stock and other securities which such holder would have owned or have been entitled to receive after the happening of any of the events described above had such share been converted immediately prior to the happening of such event. An adjustment made pursuant to this subparagraph (A) shall become effective immediately after the record date in the case of a dividend or other distribution and shall become effective immediately after the effective date in the case of a subdivision or combination.

         Adjustment for Merger or Reorganization, Etc. In the event of a reclassification, reorganization or exchange or any merger, acquisition, consolidation or reorganization of the Corporation with another Corporation (other than a merger, acquisition or other consolidation or reorganization which shall be considered a liquidation pursuant to the Liquidation Section set forth above), each share of Series IV Preferred Stock shall thereafter be convertible into the kind and number of shares of stock or other securities or property to which a holder of the number of shares of Common Stock of the Corporation deliverable upon conversion of the Series IV Preferred Stock would have been entitled upon such reclassification, reorganization, exchange, consolidation, merger or conveyance had the conversion occurred immediately prior to the event; and, in any such case, appropriate adjustment (as determined in good faith by the Board) shall be made in the application of the provisions herein set forth with respect to the rights and interests thereafter of the holders of the Series IV Preferred Stock, to the end that the provisions set forth herein (including provisions with respect to changes in and other adjustments of the applicable Series IV Conversion Price) shall thereafter be applicable, as nearly as reasonably may be, in relation to any shares of stock or other property thereafter deliverable upon the conversion of the Series IV Preferred Stock.

         No Preemptive Rights. Shareholders shall have no preemptive rights except as granted by the Corporation pursuant to written agreements.

SECOND:  If  an  amendment  provides  for  an  exchange,   reclassification   or
cancellation of issued shares, provision for implementing the amendment if not contained in the amendment itself, are as follows:

THIRD: The date of each amendment's adoption: September 12, 2003

FOURTH: Adoption of Amendment:

         |_| The amendment(s) was/were approved by the shareholders. The number of votes cast for the amendment(s) was/were sufficient for approval.

         |_| The amendment(s) was/were approved by the shareholders through voting groups. The following statements must be separately provided for each voting group entitled to vote separately on the amendment(s):

                  "The number of votes case for the amendment(s) was/were sufficient for approval by
                          ---------------------------."
                                  Voting group

         |_| The amendment(s) was/were adopted by the Board of Directors without shareholders action and shareholder action was not required.

         |_| The amendment(s) was/were adopted by the incorporators without shareholder action and shareholder action was not required.

         Signed this 12th day of September, 2003

         Signature: s/s DAVID GOLDBERG

          (By the Chairman or Vice Chairman of the Board of Directors,
           President or other officer if adopted by the shareholders)

                                       OR

                   (By a director if adopted by the directors

                                       OR

               (By an incorporator of adopted by the incorporators


                                 DAVID GOLDBERG
                                 ---------------
                              Typed or printed name

                                   PRESIDENT
                                 ---------------
                                     Title